UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 31, 2007
Century Aluminum Company
(Exact name of registrant as specified in its charter)

Delaware (State or otherjurisdiction of Incorporation)	0-27918 (Commission File Number)	13-3070826 (IRS Employer Identification No.)

2511 Garden Road Building A, Suite 200 Monterey, California (Address of principal executive offices)	93940 (Zip Code)
(831) 642-9300
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01, Other Events.
     On May 31, 2007, an agreement was reached in the rate case pending before the West Virginia Public Service Commission, or PSC, previously disclosed in Century Aluminum Company’s preliminary prospectus dated May 29, 2007, on proposed adjustments to the tariff rate paid by purchasers of electrical power from Appalachian Power Company, or APCo. APCo supplies all of the electrical power requirements for Century Aluminum of West Virginia, Inc.’s (CAWV) Ravenswood smelter. In the rate case, APCo requested an increase in the tariff rate established in July 2006 for pollution control additions and higher than anticipated increases in fuel, purchased power and capacity charges. The agreement, which remains subject to final approval by the PSC, would be effective July 1, 2007 and would increase the special contract rate for CAWV by approximately 10%. The rate case does not affect CAWV’s right to be excused from or defer the payment of a portion of the tariff rate, including the additional increase that would be effective July 1, 2007, if aluminum prices as quoted on the London Metal Exchange fall below pre-determined levels. Management does not believe that the higher costs that could result due to the tariff rate increase will have a material adverse effect on Century Aluminum Company’s financial condition, results of operations, or liquidity.
Forward-Looking Statements
     The information in this Form 8-K may contain “forward-looking statements” within the meaning of U.S. federal securities laws. The Company has based its forward-looking statements on current expectations and projections about the future, however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the Company’s actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the Company’s Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTURY ALUMINUM COMPANY
Date: June 4, 2007	By:	/s/ William J. Leatherberry
		Name:	William J. Leatherberry
		Title:	Assistant Secretary and Corporate Counsel